UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 19, 2007

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1169 Pittsford-Victor Rd, Bldg 3 Suite 125, Pittsford, New York		14534
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-248-0740

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Reference is hereby made to the company’s discussion concerning the status of certain legal proceedings with respect to certain agreements allegedly entered into by the company and a management consulting firm in June, 2004 and April, 2005 as set forth in the company’s Quarterly Report (Form 10-Q) filed for the quarter ended September 30, 2006. More specifically, reference is made to the company’s appeal of a lower Court’s May 8, 2006 judgment against the company.

A hearing on the company's appeal was held before the Appellate Division of the Supreme Court, Fourth Department ("Appellate Court") on January 10, 2007.

On March 16, 2007, the Appellate Court unanimously reversed the lower Court’s judgment, ruling that provisions of a contract requiring directors of a corporation to select and maintain certain individuals as corporate officers are void because they are in violation of Business Corporation Law Section 701. The Appellate Court further determined that whether such illegal provisions unduly restricted the company’s board is a question of fact. In addition, the Appellate Court stated that the lower Court abused its discretion by refusing to permit the company to amend its complaint to allege fraud in the inducement.

As the result of the Appellate Court’s decision, the company is entitled to rescind the issuance of 40,000 shares of common stock and 245,000 common stock warrants to the management consulting firm. In addition, the company is no longer obligated to honor the approximately 511,200 common stock warrants registered to the management consulting firm during the pendency of the dispute. Finally, the company will no longer be required to maintain a $250,000 escrow with the Monroe County Treasurer.

In effect, the Appellate Court determined that the company and the management consulting firm should be afforded the opportunity to litigate their various claims rather than having such claims accepted or rejected through the procedure of summary judgment. The company intends to pursue its claims against the management consulting firm vigorously.

A complete copy of the Appellate Court's decision can be found at www.nycourts.gov/ad4/

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

March 19, 2007	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO